Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Fourth Quarter and Fiscal 2013 Results

~ Fourth Quarter Net Income of $3.04 Per Diluted Share ~

YORK, Pa.--(BUSINESS WIRE)--March 11, 2014--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported operating results for the fourth quarter and fiscal 2013 ended February 1, 2014. Results for the fourth quarter and fiscal 2012 were impacted by the inclusion of an additional week in each period, resulting in a 14-week and 53-week reporting period, respectively, in accordance with the National Retail Federation fiscal reporting calendar. This compares with a reporting period ended February 1, 2014 of 13 weeks and 52 weeks in the fourth quarter and fiscal 2013, respectively.

Fourth Quarter Highlights

  Comparable store sales decreased 7.3%.
  Gross margin rate increased to 36.3%, compared with 36.2% in the fourth quarter of fiscal 2012.
  Operating income was $76.1 million, compared with operating income of $95.3 million in the fourth quarter of fiscal 2012.
  Adjusted EBITDA was $103.7 million, compared with $122.8 million in the fourth quarter of fiscal 2012. Adjusted EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).
  Net income was $61.3 million, or $3.04 per diluted share, compared with net income of $74.4 million, or $3.71 per diluted share, for the fourth quarter of fiscal 2012.

Comments

Brendan Hoffman, President and Chief Executive Officer, commented, “Despite disappointing fourth quarter sales results, we continued to make progress on several strategic initiatives that we believe will drive improved performance. Multiple snowstorms and the polar vortex during the December and January periods resulted in a sharp decline in traffic and, therefore, we were unable to achieve our comparable store sales goals in the fourth quarter. In spite of these top line pressures, we were able to achieve a gross margin rate slightly better than prior year and reduce expenses. In addition, we effectively managed our inventory such that we ended the year with inventory levels approximately 5% below that of the prior year, including a significant reduction in carryover merchandise, leaving us well positioned for the spring season.”

Mr. Hoffman continued, “We have made great strides in executing our strategic initiatives and will continue to focus on enhancing our merchandise assortments, driving our eCommerce business, refining our marketing strategy and moving forward with our localization initiative, all with an eye on improving our productivity. We are excited about our new eCommerce fulfillment center, which will permit significant expansion of our shipping capacity with improved operational efficiency. We will continue strengthening our foundation to deliver profitable sales growth in the coming years.”

Fiscal 2013 Highlights

  Comparable stores sales decreased 4.2%.
  Gross margin rate increased to 36.2%, compared with 35.8% in the prior year.
  Operating income was $69.4 million, compared with $70.0 million in the prior year.
  Adjusted EBITDA was $166.0 million, compared with $168.8 million in the prior year.
  Net loss was $3.6 million, or $0.19 per diluted share, compared with a net loss of $21.6 million, or $1.16 per diluted share, for the prior year.

Net Sales

For the fourth quarter of fiscal 2013, total sales in the 13 weeks ended February 1, 2014 decreased 9.9% to $914.9 million, compared with $1,015.1 million in the 14-week period ended February 2, 2013. Comparable store sales in the 13 weeks ended February 1, 2014 decreased 7.3% compared with the 13-week period last year.

Fiscal 2013 total sales for the 52 weeks ended February 1, 2014 decreased 5.1% to $2,770.1 million, compared with $2,919.4 million in the 53-week period last year. Comparable store sales in the 52 weeks ended February 1, 2014 decreased 4.2% compared with the 52-week period last year.

Other Income

Other income in the fourth quarter of fiscal 2013 was $19.8 million, compared with $19.1 million in the fourth quarter of fiscal 2012. Other income in fiscal 2013 was $64.0 million, compared with $59.4 million in fiscal 2012.

Gross Margin

In the fourth quarter of fiscal 2013, gross margin decreased $35.6 million to $331.7 million, compared with $367.3 million in the fourth quarter of fiscal 2012. The gross margin rate for the fourth quarter of fiscal 2013 increased to 36.3% of net sales from 36.2% of net sales in the prior year. Gross margin in fiscal 2013 decreased $44.1 million to $1,001.4 million, compared with $1,045.5 million in fiscal 2012. The gross margin rate for fiscal 2013 increased to 36.2% of net sales, compared with 35.8% of net sales in the prior year.

Selling, General and Administrative (“SG&A”) Expense

SG&A expense decreased $15.8 million to $247.8 million in the fourth quarter of fiscal 2013, compared with $263.7 million in the fourth quarter of fiscal 2012, which included an additional week of SG&A expense. The SG&A expense rate for the fourth quarter of fiscal 2013 increased to 27.1% of net sales, compared with 26.0% of net sales in the fourth quarter of fiscal 2012. Fiscal 2013 SG&A expense was $899.4 million, compared with $936.2 million in the prior year, which included 53 weeks. Fiscal 2013 SG&A expense rate increased to 32.5% of net sales, compared with 32.1% of net sales in the prior year.

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, was $21.8 million in the fourth quarter of fiscal 2013, compared with $22.4 million in the fourth quarter of fiscal 2012. Fiscal 2013 depreciation and amortization expense, including amortization of lease-related interests, decreased $2.6 million to $90.4 million, compared with $93.0 million in the prior year.

Non-Cash Impairment Charges

In the fourth quarter of fiscal 2013, the Company recorded non-cash impairment charges of $5.8 million related to reductions in the reported carrying value of certain long-lived and intangible assets, compared with $5.1 million in the fourth quarter of fiscal 2012. In fiscal 2013, the Company recorded non-cash impairment charges of $6.2 million, compared with $5.8 million in fiscal 2012.

Interest Expense, Net

In the fourth quarter of fiscal 2013, interest expense, net, decreased $5.7 million to $15.8 million, compared with $21.6 million in the prior year period. Fiscal 2013 interest expense, net, decreased $14.3 million to $68.6 million, compared with $82.8 million in the prior year.

Loss on Exchange/Extinguishment of Debt

In the fourth quarter of fiscal 2013, the Company recorded a $0.1 million loss on extinguishment of debt related to the accelerated amortization of deferred fees associated with an amendment to the Company’s revolving credit facility. Additionally, in fiscal 2013, the Company incurred a loss on exchange of debt of $4.3 million related to the tender and redemption of certain of its senior notes. In the fourth quarter of fiscal 2012, the Company recorded an additional $0.4 million loss on exchange of debt related to fees associated with the fiscal 2012 exchange of its senior notes, having previously, in 2012, recorded $6.7 million of similar charges. Additionally, in fiscal 2012, the Company recorded a $1.4 million loss on extinguishment of debt related to the prepayment of mortgage debt associated with the sale of certain of its Rochester, NY locations and amortization of deferred fees associated with an amendment to its revolving credit facility. The aforementioned transactions resulted in a loss on exchange/extinguishment of debt of $4.4 million in fiscal 2013 and $8.5 million in fiscal 2012.

Income Tax (Benefit) Provision

An income tax benefit of $1.2 million was recorded in the fourth quarter of fiscal 2013, compared with an income tax benefit of $1.0 million recorded in the fourth quarter of fiscal 2012. An income tax benefit of $0.1 million was recorded in fiscal 2013, compared with an income tax provision of $0.2 million recorded in fiscal 2012.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “Our fiscal 2014 guidance for Adjusted EBITDA is a range of $170 million to $180 million, for income per diluted share a range of $0.40 to $0.70 and for cash flow (see Note 2) a range of $20 million to $30 million. Assumptions reflected in our full-year guidance include the following:

  Comparable store sales increase in a range of 1.0% to 3.0%;
  Gross margin rate in a range of 36.3% to 36.5%;
  SG&A expense, omitting performance incentives, down 10 basis points to 50 basis points as a percent of sales compared with fiscal 2013. Including potential performance incentives of up to approximately $20 million, the Company expects SG&A rate to be flat to up 20 basis points as a percent of sales compared with fiscal 2013;
  Estimated tax rate of 39%;
  Capital expenditures not to exceed $75 million, net of external contributions; and
  Estimated 21 million average diluted shares outstanding.”

Mr. Plowman added, “Our excess borrowing capacity under our revolving credit facility was approximately $419 million at the end of fiscal 2013.”

Additionally, in a separate press release, the Company announced that Brendan L. Hoffman, President and Chief Executive Officer, has notified the Company’s Board of Directors that he will not renew his employment agreement with the Company at its expiration on February 7, 2015. Therefore, Mr. Hoffman’s term as President and Chief Executive Officer will end, and he will also resign as a director of the Company, on that date.

Conference Call Details

The Company’s quarterly conference call to discuss fourth quarter and fiscal 2013 results will be broadcast live today at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (866) 454-4209 at 9:55 a.m. Eastern time and reference conference ID 5239370. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Tuesday, March 25, 2014. The number to call for the taped replay is (877) 870-5176 and the replay PIN is 5239370. The conference call will also be broadcast on the Company’s website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through Tuesday, March 25, 2014.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 270 department stores, which includes 10 furniture galleries, in 25 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company’s proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the ability to expand our capacity and efficiency through our new eCommerce fulfillment center; changes in, or the failure to successfully implement our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, impairment charges and loss on exchange/extinguishment of debt. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present Adjusted EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses Adjusted EBITDA internally to compare the profitability of our stores. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. Adjusted EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income (loss) to Adjusted EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted net income, plus depreciation and amortization, amortization of lease-related interests, impairment charges and non-cash taxes, less capital expenditures and pension contributions.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)	February 1,	February 2,
(Unaudited)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$7,058	$7,926
Merchandise inventories	709,733	758,400
Prepaid expenses and other current assets	76,285	70,601
Total current assets	793,076	836,927
Property, fixtures and equipment at cost, net of accumulated depreciation and amortization of $865,111 and $804,559 at February 1, 2014 and February 2, 2013, respectively	640,004	652,822
Deferred income taxes	15,765	15,010
Intangible assets, net of accumulated amortization of $62,068 and $57,596 at February 1, 2014 and February 2, 2013, respectively	102,800	110,563
Other long-term assets	25,584	18,887
Total assets	$1,577,229	$1,634,209
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$200,465	$193,898
Accrued payroll and benefits	28,343	32,410
Accrued expenses	150,595	165,536
Current maturities of long-term debt	7,363	75,886
Current maturities of obligations under capital leases	3,797	3,925
Deferred income taxes	22,744	20,256
Income taxes payable	-	739
Total current liabilities	413,307	492,650
Long-term debt, less current maturities	804,372	768,864
Obligations under capital leases, less current maturities	48,977	52,478
Other long-term liabilities	182,617	209,611
Total liabilities	1,449,273	1,523,603
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares of 17,846,457 and 17,491,277 at February 1, 2014 and February 2, 2013, respectively	178	175
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued and outstanding shares of 2,951,490 at February 1, 2014 and February 2, 2013	30	30
Treasury stock, at cost - 337,800 shares at February 1, 2014 and February 2, 2013	(1,387)	(1,387)
Additional paid-in-capital	160,772	158,728
Accumulated other comprehensive loss	(50,448)	(73,242)
Retained earnings	18,811	26,302
Total shareholders' equity	127,956	110,606
Total liabilities and shareholders' equity	$1,577,229	$1,634,209

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN	FOURTEEN	FIFTY-TWO	FIFTY-THREE
	WEEKS ENDED	WEEKS ENDED	WEEKS ENDED	WEEKS ENDED
(In thousands except per share data)	February 1,	February 2,	February 1,	February 2,
(Unaudited)	2014	2013	2014	2013

Net sales	$914,863	$1,015,054	$2,770,068	$2,919,411
Other income	19,756	19,105	63,992	59,425
	934,619	1,034,159	2,834,060	2,978,836

Costs and expenses:
Costs of merchandise sold	583,144	647,739	1,768,672	1,873,890
Selling, general and administrative	247,810	263,654	899,363	936,175
Depreciation and amortization	20,624	21,183	85,872	88,276
Amortization of lease-related interests	1,155	1,167	4,543	4,696
Impairment charges	5,778	5,088	6,230	5,800
Income from operations	76,108	95,328	69,380	69,999
Interest expense, net	15,840	21,565	68,587	82,839
Loss on exchange/extinguishment of debt	136	398	4,433	8,485

Income (loss) before income taxes	60,132	73,365	(3,640)	(21,325)
Income tax (benefit) provision	(1,207)	(1,049)	(84)	228

Net income (loss)	$61,339	$74,414	$(3,556)	$(21,553)

Basic income (loss) per share	$3.06	$3.74	$(0.19)	$(1.16)

Diluted income (loss) per share	$3.04	$3.71	$(0.19)	$(1.16)

Other financial data:
Adjusted EBITDA (1)	$103,665	$122,766	$166,025	$168,771

(1) Adjusted EBITDA reconciliation

The following table reconciles net income (loss) to Adjusted EBITDA for the periods indicated:

	THIRTEEN	FOURTEEN	FIFTY-TWO	FIFTY-THREE
	WEEKS ENDED	WEEKS ENDED	WEEKS ENDED	WEEKS ENDED
(In thousands)	February 1,	February 2,	February 1,	February 2,
(Unaudited)	2014	2013	2014	2013

Net income (loss)	$61,339	$74,414	$(3,556)	$(21,553)
Adjustments:
Income tax (benefit) provision	(1,207)	(1,049)	(84)	228
Loss on exchange/extinguishment of debt	136	398	4,433	8,485
Interest expense, net	15,840	21,565	68,587	82,839
Depreciation and amortization	20,624	21,183	85,872	88,276
Amortization of lease-related interests	1,155	1,167	4,543	4,696
Impairment charges	5,778	5,088	6,230	5,800

Adjusted EBITDA	$103,665	$122,766	$166,025	$168,771

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor & Public Relations
mkerr@bonton.com